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                                                                   Exhibit 10.22

                         AGREEMENT OF SALE AND PURCHASE


         THIS AGREEMENT OF SALE AND PURCHASE ("AGREEMENT") made this 13th day of May, 2002 by and between MACK-CALI REALTY, L.P., a limited partnership organized under the laws of the State of Delaware having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 ("SELLER") and WELLS CAPITAL, INC., a corporation organized under the laws of the State of Georgia having an address at 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092 ("PURCHASER").

         In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS


         SECTION 1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

         "ASSIGNMENT" has the meaning ascribed to such term in Section 10.3(d) and shall be in the form attached hereto as EXHIBIT A.

         "ASSIGNMENT OF LEASES" has the meaning ascribed to such term in Section 10.3(c) and shall be in the form attached hereto as EXHIBIT B.

         "AUTHORITIES" means the various governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

         "BILL OF SALE" has the meaning ascribed to such term in Section 10.3(b) and shall be in the form attached hereto as EXHIBIT C.

         "BROKER" has the meaning ascribed to such term in Section 16.1.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

         "CERTIFICATE AS TO FOREIGN STATUS" has the meaning ascribed to such term in Section 10.3(g) and shall be in the form attached as EXHIBIT I.

         "CERTIFYING PERSON" has the meaning ascribed to such term in Section 4.3(a).

         "CLOSING" means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

         "CLOSING DATE" means May 29, 2002.

         "CLOSING STATEMENT" has the meaning ascribed to such term in Section 10.4(a).


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         "CLOSING SURVIVING OBLIGATIONS" means the rights, liabilities and obligations set forth in Sections 3.2, 3.4, 4.3, 5.4, 8.2, 8.3, 10.4, 10.6,
11.1, 11.2, 12.1, Article XIV, 15.1, 16.1, and Article XVIII, and any other provisions which pursuant to their terms survives the Closing hereunder.

         "CODE" has the meaning ascribed to such term in Section 4.3.

         "DEED" has the meaning ascribed to such term in Section 10.3(a).

         "DELINQUENT RENTAL" has the meaning ascribed to such term in Section 10.4(b).

         "DOCUMENTS" has the meaning ascribed to such term in Section 5.2(a).

         "EARNEST MONEY DEPOSIT" has the meaning ascribed to such term in
Section 4.1.

         "EFFECTIVE DATE" means the latest date on which this Agreement has been executed by Seller or Purchaser, which date shall be set forth opposite such party's signature.

         "ENVIRONMENTAL LAWS" means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
Section 9601 et seq.) (the "Superfund Act"), the Hazardous Substances Transportation Act (49 U.S.C. Section 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Clean Water Act (33 U.S.C. Section 1321 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C.
Section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. Section 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any statutes regarding environmental issues in effect in the State of Colorado (collectively, the "ENVIRONMENTAL STATUTES"), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

         "ESCROW AGENT" means Commonwealth Title Insurance Company, having an address at 655 Third Avenue, New York, New York 10017.

         "EVALUATION PERIOD" has the meaning ascribed to such term in Section
5.1.


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         "GOVERNMENTAL REGULATIONS" means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

         "HAZARDOUS SUBSTANCES" means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, PCBs, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, as such terms are defined in any of the Environmental Statutes as such Environmental Statutes have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Statutes.

         "IMPROVEMENTS" means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

          "LEASE" means the lease with Tenant, together with all renewals and modifications thereof, if any, all guaranties thereof, if any.

         "LICENSEE PARTIES" has the meaning ascribed to such term in Section
5.1.

         "LICENSES AND PERMITS" means, collectively, all of Seller's right, title and interest, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals, dedications, zoning approvals, warranties, lien waivers, utility arrangements, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

         "OPERATING EXPENSES" has the meaning ascribed to such term in Section 10.4(c).

         "PERMITTED EXCEPTIONS" has the meaning ascribed to such term in Section 6.2(a).

         "PERMITTED OUTSIDE PARTIES" has the meaning ascribed to such term in
Section 5.2(b).

         "PERSONAL PROPERTY" means all of Seller's right, title and interest in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and situated at the Property at the time of Closing including, without limitation, the personal property listed on Exhibit J.

         "PROPERTY" has the meaning ascribed to such term in Section 2.1.

         "PRORATION ITEMS" has the meaning ascribed to such term in Section 10.4(a).

         "PURCHASE PRICE" has the meaning ascribed to such term in Section 3.1.

         "PURCHASER'S INFORMATION" has the meaning ascribed to such term in
Section 5.3(c).


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         "REAL PROPERTY" means that certain parcel or parcels of real property located at 750 South Richfield, Aurora, Colorado, as more particularly described on the legal description attached hereto and made a part hereof as EXHIBIT D, together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights and water rights.

         "RENTAL" has the meaning ascribed to such term in Section 10.4(b), and same are "Delinquent" in accordance with the meaning ascribed to such term in
Section 10.4(b).

         "SECURITY DEPOSITS" means all security deposits paid to Seller, as landlord (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the Tenant).

         "SIGNIFICANT PORTION" means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements or a portion thereof, the cost of which to repair would exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

         "SURVEY OBJECTION" has the meaning ascribed to such term in Section
6.1.

         "TENANT" means TRW, Inc.

         "TENANT NOTICE LETTERS" has the meaning ascribed to such term in
Section 10.2(e), and are to be delivered by Purchaser to Tenant pursuant to
Section 10.6.

         "TERMINATION SURVIVING OBLIGATIONS" means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 12.1, Articles XIII, and XIV,
Section 16.1, Article XVII, and Sections 18.2 and 18.8, and any other provisions which pursuant to their terms survive any termination of this Agreement.

         "TITLE COMMITMENT" has the meaning ascribed to such term in Section
6.2.

         "TITLE COMPANY" means Commonwealth Land Title Insurance Company.

         "TITLE AND SURVEY OBJECTIONS" has the meaning ascribed to such term in
Section 6.2.

         "TITLE POLICY" has the meaning ascribed to such term in Section 6.2.

         "TO SELLER'S KNOWLEDGE" means the present actual (as opposed to constructive or imputed) knowledge solely of James Clabby, as Senior Vice-President, or Terry Claussen, as Senior Director of Development of Mack-Cali Realty Corporation, without any independent investigation or inquiry whatsoever, except that the foregoing individual(s) have reviewed the terms of this Agreement and have undertaken a reasonable investigation of the facts or files in their possession necessary to support the terms and provisions of this Agreement and the definition of "To Seller's Knowledge" shall include the results of such review and investigations.

         "UPDATED SURVEY" has the meaning ascribed to such term in Section 6.1.


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         SECTION 1.2 REFERENCES: EXHIBITS AND SCHEDULES. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

                                   ARTICLE II
                         AGREEMENT OF PURCHASE AND SALE

         SECTION 2.1 AGREEMENT. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "PROPERTY"):

                  (a) the Real Property;

                  (b) the Improvements;

                  (c) the Personal Property;

                  (d) all of Seller's right, title and interest as lessor in and to the Lease and, subject to the terms of the Lease, the Security Deposits;

                  (e) to the extent assignable, all of Seller's right, title and interest in, to and under the Licenses and Permits; and

                  (f) all of Seller's right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements (the "Intangible Property")

         SECTION 2.2 INDIVISIBLE ECONOMIC PACKAGE. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

                                   ARTICLE III
                                  CONSIDERATION

         SECTION 3.1 PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") shall be the sum of (a) Fifteen Million Eight Hundred Fifty Thousand Dollars ($15,850,000), plus (b) Five Million Two Hundred Ten Thousand Dollars ($5,210,000), all in lawful currency of the United States of America, payable as provided in Section 3.3 and subject to adjustments and credits as contemplated hereby. No portion of the Purchase Price shall be allocated to the Personal Property.


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         SECTION 3.2 ASSUMPTION OF OBLIGATIONS. As additional consideration for the purchase and sale of the Property, at Closing Purchaser will assume, to the extent assigned by Seller, all of the covenants and obligations of Seller pursuant to the Lease, Licenses and Permits and Intangible Property, which are to be performed subsequent to the Closing Date.

         SECTION 3.3 METHOD OF PAYMENT OF PURCHASE PRICE. No later than 10:00 a.m. Eastern time on the Closing Date, Purchaser shall pay to Seller the Purchase Price (less the Earnest Money Deposit), subject to adjustments and credits contemplated hereby, together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement ("PURCHASER'S COSTS"), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent. Escrow Agent, following authorization by the parties at Closing, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, subject to adjustments and credits contemplated hereby and less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser's Costs to the appropriate payees at Closing pursuant to the terms of this Agreement.

                                   ARTICLE IV
                              EARNEST MONEY DEPOSIT
                             AND ESCROW INSTRUCTIONS

         SECTION 4.1 THE EARNEST MONEY DEPOSIT. Simultaneously with the execution and delivery of this Agreement by Purchaser, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Five Hundred Thousand Dollars ($500,000.00) as the earnest money deposit on account of the Purchase Price (the "EARNEST MONEY DEPOSIT").

         SECTION 4.2 ESCROW INSTRUCTIONS. The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII. In the event this Agreement is not terminated by Purchaser pursuant to the terms hereof by the end of the Evaluation Period in accordance with the provisions of Section 5.3(c) herein, the Earnest Money Deposit and the interest earned thereon shall become non-refundable to Purchaser except as otherwise set forth herein. In the event this Agreement is terminated by Purchaser prior to the expiration of the Evaluation Period, the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Purchaser.

         SECTION 4.3 DESIGNATION OF CERTIFYING PERSON. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "CODE"), and any related reporting requirements of the Code, the parties hereto agree as follows:

                  (a) Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "CERTIFYING PERSON"). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Certifying Person, Seller and Purchaser shall agree to appoint another third party as the Certifying Person.


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                  (b) Seller and Purchaser each hereby agree:

                           (i) to provide to the Certifying Person all
                  information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                           (ii) to provide to the Certifying Person such party's
                  taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

                                    ARTICLE V
                             INSPECTION OF PROPERTY

         SECTION 5.1 EVALUATION PERIOD. For the period ending at 5:00 p.m. Eastern time on May 29, 2002 (the "EVALUATION PERIOD"), Purchaser and its authorized agents, partners, lenders, officers, employees, advisors, attorneys, accountants, architects, engineers and other representatives (for purposes of this Article V, the "LICENSEE PARTIES") shall have the right, subject to the interests of Tenant arising pursuant to the Lease, to enter upon the Real Property at all reasonable times during normal business hours to perform an inspection and evaluation of the Property. Purchaser will provide to Seller notice (for purposes of this Section 5.1(a), an "ENTRY NOTICE") of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate. At Seller's option, Seller may be present for any such entry and inspection. Purchaser shall not communicate with or contact Tenant or any of the Authorities without the prior written consent of Seller. Seller agrees to coordinate a meeting between Purchaser and Tenant's representatives at a mutually convenient time during the Evaluation Period. Notwithstanding anything to the contrary contained herein, no invasive physical testing or invasive sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller's specific prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

         SECTION 5.2 DOCUMENT REVIEW.

                  (a) During the Evaluation Period, Purchaser and the Licensee Parties shall have the right to review and inspect, at Purchaser's sole cost and expense, all of the following which are in Seller's possession or control (collectively, the "DOCUMENTS"): all existing environmental, engineering or consulting reports and studies of the Real Property (which Purchaser shall have the right to have updated at Purchaser's sole cost and expense), real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of Seller's ownership of the Property; current operating statements; the Lease, lease files, Licenses and Permits, Intangible Property and such other documents, files and items as Purchaser shall reasonably request. Such inspections shall occur at a location

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reasonably selected by Seller, which may be at the office of Seller,
Seller's counsel, Seller's property manager, at the Real Property or any of them. Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance, operation, ownership and/or management of the Property, including, without limitation, all of Seller's internal memoranda, financial projections, appraisals, proposals for work not actually undertaken, and similar proprietary and confidential information.

                  (b) Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser's organization other than its attorneys, partners, accountants, lenders, investors or any other Licensee Parties (collectively, for purposes of this Section 5.2(b), the "PERMITTED OUTSIDE PARTIES"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are responsible for determining the desirability of Purchaser's acquisition of the Property or otherwise involved in performing Purchaser's obligations under this Agreement. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and Tenant are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article
XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

                  (c) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller's ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS REPRESENTED IN SECTION 8.1(J), SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF. EXCEPT AS REPRESENTED IN SECTION 8.1(J), SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

         SECTION 5.3 ENTRY AND INSPECTION OBLIGATIONS; TERMINATION OF AGREEMENT.

                  (a) Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not: materially disturb the Tenant or materially interfere with the use of the Property pursuant to the Lease; interfere with the operation and maintenance of the Real Property or Improvements; damage any part of the Property or any personal property owned or held by Tenant or any other person or entity; injure or otherwise cause bodily harm to Seller or Tenant, or to any of their respective agents, guests,


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invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser's rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser's organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (i) maintain (or cause the appropriate Licensee Parties to maintain) comprehensive general liability (occurrence) insurance in terms and amounts reasonably satisfactory to Seller and Workers' Compensation insurance in statutory limits, covering any accident or event arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or Improvements, and deliver evidence of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; (iii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iv) at Seller's request, furnish to Seller copies of any studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; and (v) repair any damage to the Real Property and Improvements caused by any inspection or examination by Purchaser or its agents. Notwithstanding the foregoing or subsection (b) below to the contrary, Purchaser shall not be required to restore nor to be liable for any damage to the Property resulting from the actions or inactions of Seller or Tenant. In addition, Purchaser shall not be liable to restore any damage to the Real Property or the Improvements to the extent same is a result of any acts or omissions of the Seller or the Tenant to the extent of any losses incurred by Seller or otherwise relating to existing conditions at the Property which are revealed by Purchaser's investigations permitted hereunder.

                  (b) Except as stated to the contrary in the last sentence of
(a) above, Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, directors, officers, employees, successors and assigns harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations to third parties, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys' fees, but specifically excluding any punitive damages) arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties, whether prior to or after the date hereof, with respect to the Property.

                  (c) In the event that Purchaser determines, in its sole and absolute discretion, that, for any reason, it is not satisfied with the results of its inspections and evaluations during the Evaluation Period, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Evaluation Period. In the event Purchaser terminates this Agreement in accordance with this Section 5.3(c), or under any other right of termination as set forth herein, Purchaser shall have the right to receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligation to each other. In the event this Agreement is terminated, Purchaser shall return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser's inspection of the Property (collectively, "PURCHASER'S INFORMATION") promptly following the time this Agreement is terminated for any reason.


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         SECTION 5.4 SALE "AS IS" THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT
HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE MODIFIED AND LIMITED AS IF SUCH EXCEPTION WERE FULLY SET FORTH THEREIN IN EACH INSTANCE, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES
THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.

         SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND
(G) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 8.1 HEREOF) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER

WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER. UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

         PURCHASER FURTHER COVENANTS AND AGREES NOT TO SUE SELLER, AND RELEASES SELLER OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION THAT PURCHASER MAY HAVE AGAINST SELLER UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS EXISTING AS OF THE CLOSING (WHETHER KNOWN OR UNKNOWN) IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PREMISES. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OF TITLE TO THE PROPERTY OR THE TERMINATION OF THIS AGREEMENT, AS THE

CASE MAY BE. THE FOREGOING SENTENCE SHALL NOT RELIEVE SELLER OF ITS REPRESENTATION MADE UNDER SECTION 8.1(J).


                                   ARTICLE VI
                            TITLE AND SURVEY MATTERS

         SECTION 6.1 SURVEY. Purchaser acknowledges receipt of a current ALTA survey for the Property. Such current survey is herein referred to as the "UPDATED SURVEY". Any matter revealed by the Updated Survey which Seller deems unacceptable shall constitute a "SURVEY OBJECTION" under this Agreement.

         SECTION 6.2 TITLE COMMITMENT.

                  (a) Purchaser acknowledges receipt from the Title Company of a current title insurance commitment for the Property (the "TITLE COMMITMENT"), together with copies of the title exceptions listed thereon and Seller's vesting deed. By the date (the "OBJECTION DATE") which is twenty (20) days after the Effective Date, Purchaser shall provide Seller with written notice of any Survey Objections or objection to matters disclosed by the Title Commitment if Purchaser deems same unacceptable (collectively, the "TITLE AND SURVEY OBJECTIONS"). In the event Seller does not receive the Title and Survey Objections by the Objection Date, Purchaser will be deemed to have accepted the exceptions to title set forth in the Title Commitment as Permitted Exceptions. Title and Survey Objections shall be handled in accordance with Section 6.3. The Title Commitment shall provide that the Title Company agrees to issue to Purchaser at Closing an owner's policy of title insurance (the "TITLE POLICY") in the amount of the Purchase Price on the 1970 ALTA owner's form insuring Purchaser's fee simple title to the Real Property, with all requirements satisfied, subject to the terms of such policy and the exceptions described therein, specifically excluding the standard or general exceptions, and specifically excluding any Monetary Obligations (as hereinafter defined). All matters shown on the Existing Survey which are not removed by Seller pursuant to the provisions of Section 6.3 and the exceptions shown on EXHIBIT G which are not removed by Seller pursuant to the provisions of Section 6.3 will be referred to herein as the "PERMITTED EXCEPTIONS".

                  (b) All taxes, water rates or charges, sewer rents and assessments, plus interest and penalties thereon, which on the Closing Date are due and payable and/or are liens against the Real Property and which Seller is obligated to pay and discharge will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and without the need for Purchaser to raise as a Title Objection.

                  (c) If on the Closing Date the Real Property shall be affected by any lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing (with authority to pay in the event of enforcement of such lien), and the Title Company either omits the lien as an exception from the title insurance commitment or insures against collection thereof from or out of the Real Property and/or the Improvements, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.

                  (d) No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company insures against collection thereof from or out of the Real Property and/or the Improvements, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Real Property and/or Improvements from the lien thereof (with authority to pay in the event of enforcement of such lien). If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to Purchaser an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title and Survey Objections.

                  (e) Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cure and/or satisfy or cause to be deleted as an exception to title: (x) any standard exceptions (to the extent that the Title Company is willing to delete the same based upon receipt of the Updated Survey and an affidavit from Seller); (y) any of the following exceptions and encumbrances to the title to the Property as may be disclosed by the Title Commitment, all of which shall be referred to herein as "Monetary Objections":
(i) any deed of trust, mortgage, or other security title, assignment of leases, negative pledge, financing statement or similar security instrument encumbering all or any portion of the Property; (ii) mechanics, materialmen, brokers or other similar liens affecting the Property (unless Tenant is obligated to remove the same pursuant to the provisions of the Lease); (iii) the lien of ad valorem taxes, and other similar items affecting the Property which are past due; (iv) any judgment or lis pendens of record against Seller in the county or other applicable jurisdiction in which the Property is located; and (z) any other encumbrance first appearing of record after the effective date of the Title Commitment. To the extent any Monetary Objection has not been cured or satisfied at or prior to Closing, Purchaser shall be entitled to apply a portion of the purchase proceeds to such satisfaction or cure (or withhold such portion as may be necessary to satisfy or cure such Monetary Objection) and Purchaser shall receive a credit against the Purchase Price for any such amounts so applied or withheld. Notwithstanding the foregoing to the contrary, if on the Closing Date there shall be security interests filed against the Real Property, such items shall not be Monetary Obligations if (i) the personal property covered by such security interests are no longer in or on the Real Property and will not be conveyed as part of the Personal Property hereunder, or (ii) such personal property is the property of Tenant, and Seller executes and delivers an affidavit to such effect, or the security interest was filed more than five (5) year prior to the Closing Date and was not renewed.

         SECTION 6.3 TITLE DEFECT.

                  (a) In the event Seller receives any Survey Objection or Title Objection (collectively and individually, a "TITLE DEFECT") within the time periods required under Sections 6.1 and 6.2 above, Seller may elect (but shall not be obligated) to attempt remove, or cause to be removed at its expense, any such Title Defect, and shall provide Purchaser with notice, within five (5) days of its receipt of any such objection, of its intention to cure or not to cure such any such Title Defect. If Seller elects to attempt to cure any Title Defect, the Closing Date shall be extended, for a period not to exceed sixty
(60) days, for the purpose of such removal. In the event that (i) Seller elects not to attempt to cure any such Title Defect, or (ii) Seller is unable to cure any such Title Defect within the period elected by Seller but not to exceed sixty (60) days from the Closing Date, Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, or to waive such Title Defect and proceed to the Closing. Purchaser shall make such election within five (5) days of receipt of Seller's notice. If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions. In any such event of termination, Purchaser shall promptly return Purchaser's Information to Seller, after which neither party shall have any further obligation to the other under this Agreement except for the Termination Surviving Obligations.

                  (b) Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Property, in the manner described above, relating to liens and security interests securing any financings to Seller, and any mechanic's liens resulting from work at the Property commissioned by Seller.

                  (c) Notwithstanding the foregoing, in the event further updates are made to the Title Commitment or Updated Survey which reveal new matters not shown on the previous version of the Title Commitment or Updated Survey, Purchaser may give Seller notice of any additional Title and Survey Objections based upon such new matters. Purchaser must object in writing to any such new matters, if at all, before 5:00 p.m. (eastern standard time) on the second (2nd) business day after receipt of an such updated Title Commitment or Updated Survey first disclosing said new matters. In the event Purchaser so notices Seller, such items shall be deemed to be Title and Survey Objections and subject to the process for Title Defects set forth above.


                                   ARTICLE VII
                  INTERIM OPERATING COVENANTS, ESTOPPELS, BOARD
                      APPROVAL AND POST-CLOSING MANAGEMENT

         SECTION 7.1 INTERIM OPERATING COVENANTS. Seller covenants to Purchaser that Seller will:

                  (a) OPERATIONS. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article XI of this Agreement.

                  (b) COMPLIANCE WITH GOVERNMENTAL REGULATIONS. From the Effective Date until Closing, not knowingly take any action that Seller would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property and with all covenants, conditions, restrictions, encumbrances and other title exception documents affecting the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations and any such title exception documents.

                  (c) SERVICE CONTRACTS. From the expiration of the Evaluation Period until Closing, not enter into any service contract, unless such service contract is terminable on thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned.

                  (d) NOTICES. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

                  (e) LEASE. From the Effective Date until Closing, Seller shall not amend, modify, extend or terminate the Lease or enter into any other leases or occupancy agreements without the Purchaser's prior consent, which consent may be withheld in Purchaser's reasonable discretion. Seller will give prompt written notice to Purchaser of any amendments to the Lease prior to expiration of the Evaluation Period.

                  (f) STANDSTILL. From the Effective Date until Closing, Seller shall not market the Property or any interest therein for sale or disposition to any other party, Seller shall not solicit, negotiate or accept offers or otherwise enter into any binding or non-binding agreement for a purchase, financing or joint venture involving the Property or any interest therein with any other person or entity and Seller shall not dispose of, convey, assign or pledge any interest in the Property or any interest therein or otherwise enter into any agreement affecting or encumbering or agreeing to dispose of, convey, assign or pledge any interest the Property or any interest therein, which agreement would be consummated prior to or otherwise the survive the Closing.

                  (f) FURTHER ENCUMBRANCES. Seller shall not further alter or encumber in any way Seller's title to the Property after the date hereof without the prior written consent of Purchaser.

         SECTION 7.2 ESTOPPELS. It will be a condition to Closing that Seller obtain from Tenant (the "Estoppel Certificate") an executed estoppel certificate in the form required to be given pursuant to the Lease. Seller agrees to request an estoppel certificate from Tenant in the form attached as Exhibit L, and also a copy of Tenant's financial statements, but it shall only be condition to Closing that the Estoppel Certificate be in the form prescribed by the Lease. No later than five (5) Business Days after the Effective Date, Seller will request Tenant to execute such Estoppel Certificate, and use good faith efforts to obtain same. Seller shall not be in default of its obligations hereunder if Tenant fails to deliver the Estoppel Certificate, or delivers an Estoppel Certificate which is not in accordance with this Agreement.

         SECTION 7.3 BOARD APPROVAL. It will be a condition to Closing that Seller obtain approval from its Board of Directors to proceed to Closing. Seller shall solicit such approval from its Board of Directors within five (5) Business Days following the Effective Date. Failure by Seller to obtain said approval shall not be deemed a default hereunder. In the event Seller's Board of Directors denies approval to proceed to Closing, this Agreement shall be deemed terminated and of no further force and effect, except for the Termination Surviving Obligations, which shall survive any such termination, and the Earnest Money Deposit and interest earned thereon shall be returned to Purchaser. If Seller's Board of Directors denies approval, Seller agrees to reimburse Purchaser for its reasonable and actual out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with the negotiation of this Agreement and the performance of Purchaser's diligence inspections, provided, however, that in no event shall Seller be obligated to reimburse in excess of $50,000.

         SECTION 7.4 RIGHT OF FIRST OFFER. It will be a condition to Closing that Seller obtain from Tenant a written waiver of its right of first offer contained in Section 9 of the Addendum to the Lease with respect the sale contemplated by this Agreement. No later than five (5) Business Days after the Effective Date, Seller will request Tenant to execute such waiver, and use good faith efforts to obtain same. If Tenant exercises its right of first offer, Seller agrees to reimburse

Purchaser for its reasonable and actual out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with the negotiation of this Agreement and the performance of Purchaser's diligence inspections, provided, however, that in no event shall Seller be obligated to reimburse in excess of $50,000.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

         SECTION 8.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

                  (a) STATUS. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Delaware.

                  (b) AUTHORITY. Subject to Section 7.3 above, the execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The person signing this Agreement on behalf of Seller has been duly authorized to sign and deliver this Agreement on behalf of Seller.

                  (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

                  (d) CONSENTS. Subject to Section 7.3 above, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

                  (e) SUITS AND PROCEEDINGS. Except as listed in EXHIBIT H, there are no legal actions, suits or similar proceedings pending and served, or, to Seller's Knowledge, threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Property, the continued operations thereof, or Seller's ability to consummate the transactions contemplated hereby.

                  (f) NON-FOREIGN ENTITY. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  (g) TENANT AND LEASE. To Seller's Knowledge, as of the date of this Agreement, the only tenant with respect to the Property is TRW, Inc. The Documents made available to Purchaser pursuant to Section 5.2 hereof include true and correct copies of all of the leases affecting the Property. The Lease has not been amended except by Addendum dated December 10, 1996.

                  (h) SERVICE CONTRACTS. To Seller's Knowledge there are no service contracts, the terms of which will constitute an obligation upon Purchaser or the Property after the Closing.

                  (i) LEGAL COMPLIANCE. To Seller's Knowledge, Seller has not received any notices or citations of the violation of any zoning regulation or directive of any Authority having jurisdiction relating to the Property or any part thereof which would have a material adverse effect on a Property as currently owned and occupied. To Seller's knowledge, Seller has not received any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

                  (j) ENVIRONMENTAL. Except as may be disclosed in any environmental report provided as a Document, to Seller's Knowledge, Seller has not received any written notice of any violation of any Environmental Law, nor, to Seller's Knowledge, has Seller caused or asserted in writing that Tenant has caused any violation of any Environmental Law.

                  (j) DUE DILIGENCE MATERIALS. All copies of the Documents and any other documents furnished or to be furnished to Purchaser by Seller or on its respective behalf in connection with the transaction contemplated hereby are true and complete copies of the originals, which, to Seller's Knowledge, have not been changed, modified or supplemented except as disclosed to Purchaser.

                  (k) CONDEMNATION. To Seller's Knowledge, there are no pending or threatened condemnation proceedings which would affect the Property, or any part thereof, nor any pending or threatened planned public improvements, annexations, zoning or subdivision changes, or other adverse claims affecting the Property.

                  (l) BANKRUPTCY. Seller has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, (C) made an assignment for the benefit of creditors.

                  (m) TO SELLER'S KNOWLEDGE. Seller represents to Purchaser that the individuals identified in the definition of "To Seller's Knowledge" in
Section 1.1 of this Agreement are the senior individuals employed by Mack Cali Realty most likely to have present actual knowledge of the representations and warranties made in this Agreement.

                  (n) TAXES. Except with respect to previous protests which are not currently under consideration, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

                  (o) LEASING COMMISSIONS; PERSONAL PROPERTY. The commission obligations, if any, listed in Section 15 of the Lease are the only commission agreements with any brokers, agents or finders existing as of the Execution Date with respect to the Lease which will be binding upon Purchaser and/or the Property following the Closing Date. Neither Seller, nor to Seller's Knowledge, Pacifica Holding Company, LLC, entered into an agreement with Grubb & Ellis documenting the terms and conditions on which commissions would or would not be payable following the Closing Date, except as may be set forth in Section 15 of the Lease. Further, to Seller's Knowledge, Seller is not in possession of the "schedule of said Brokers in effect at the time of the execution of this Lease" referenced in Section 15 of the Lease as it pertains to Grubb & Ellis. None of the personal property located on the Property is leased by Seller and none of such property is security for any financing of Seller.

         SECTION 8.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller the following:

                  (a) STATUS. Purchaser is a duly organized and validly existing under the laws of the State of GEORGIA.

                  (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. The person signing this Agreement on behalf of Purchaser has been duly authorized to sign and deliver this Agreement on behalf of Purchaser.

                  (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

                  (d) CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

         SECTION 8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Sections 8.1(a) - 8.1(d) and 8.1(o) shall survive the Closing indefinitely and shall not be subject to the floor or to the cap set forth below. The representations and warranties of Seller set forth in Section 8.1 (e) - 8.1(n) and the covenants set forth in
Section 7.1 will survive the Closing for a period of twelve (12) months. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Twenty-Five Thousand Dollars ($25,000); and then only to the extent of such excess. In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, the sum of Two Million Dollars ($2,000,000). Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Purchaser has knowledge of any breach of a covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties set forth above, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing. Notwithstanding the foregoing or any other contrary provision of this Agreement, from and after the Closing Seller agrees to indemnify Purchaser and to hold Purchaser harmless from and against any and all damages, claims and expenses arising as a result of (a) any violation of the representation contained in Section 8.1(o) above, and (b) any claims made by Pacifica Holding Company for any brokerage fees due with respect to the extension of the term of the Lease or other commissionable events as set forth in Section 15 of the Lease (other than claims arising pursuant to agreements entered into hereafter by Purchaser or its successors). The agreement in the immediately preceding sentence shall survive the Closing indefinitely.

                                   ARTICLE IX
                         CONDITIONS PRECEDENT TO CLOSING

         SECTION 9.1 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

                  (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

                  (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

                  (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

                  (d) Receipt of the Title Policy (or an irrevocable commitment to issue the same) in the form prescribed by Section 6.2 above, along with Seller's delivery of such evidence (including, owner's affidavits and gap indemnities) as the Title Company may reasonably require to issue the Title Policy in such required form.

                  (e) Receipt of the Tenant Estoppel Certificate

         If, by the date and time of Closing, any of the foregoing conditions are not performed or satisfied for any reason whatsoever or, alternatively, are not expressly waived by Purchaser in writing, Purchaser shall, in addition to any other remedies it may be entitled to as set forth in

Section 13.1 below, have the right to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser.

         SECTION 9.2 CONDITIONS PRECEDENT TO OBLIGATION TO SELLER. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

                  (a) Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

                  (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

                  (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Seller).

                  (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

If by the date and time of Closing, any of the foregoing requirements or conditions are not fully performed or satisfied or, alternatively, are not expressly waived in writing, Seller shall, in addition to any other remedies it may be entitled to as set forth in Section 13.2 below, have the right to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser.

                                    ARTICLE X
                                     CLOSING

         SECTION 10.1 CLOSING. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 10:00 a.m. Eastern Time on the Closing Date at the offices of the Escrow Agent. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of the Seller to be performed hereunder unless otherwise specifically provided herein. The acceptance of the Purchase Price by Seller shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of the Purchaser to be performed hereunder unless otherwise specifically provided herein. The parties agree to provide all of the documents required under Sections 10.2 and 10.3 to the Escrow Agent, in escrow, at least one day prior to the Closing Date.

         SECTION 10.2 PURCHASER'S CLOSING OBLIGATIONS. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

                  (a) The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

                  (b) A counterpart original of the Assignment of Leases, duly executed by Purchaser;

                  (c) A counterpart original of the Assignment, duly executed by Purchaser;

                  (d) Evidence reasonably satisfactory to Seller that the person executing the Assignment of Leases, the Assignment, and the Tenant Notice Letters on behalf of Purchaser has full right, power and authority to do so;

                  (e) Form of written notice executed by Purchaser and to be addressed and delivered to the Tenant by Purchaser in accordance with Section
10.6 herein, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Security Deposit (specifying the exact amount of the Security Deposit) (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor, (iv) requesting Tenant to update its insurance to reflect Purchaser as an additional insured or loss payee, as applicable, and (v) providing Purchaser's address for notice purposes under the Lease (the "TENANT NOTICE LETTERS");

                  (f) A counterpart original of the Closing Statement, duly executed by Purchaser;

                  (g) A certificate, dated as of the date of Closing, stating that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all respects as of the Closing Date; and

                  (h) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction with is the subject of this Agreement.

         SECTION 10.3 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller will deliver to Purchaser the following documents:

                  (a) A special warranty deed (the "DEED"), in the form customarily delivered in commercial transactions involving the purchase and sale of real property located in the State of Colorado, duly executed and acknowledged by Seller, conveying to the Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions;

                  (b) A blanket assignment and bill of sale in the form attached hereto as EXHIBIT C (the "BILL OF SALE"), duly executed by Seller, assigning and conveying to Purchaser, without representation or warranty, title to the Personal Property;

                  (c) A counterpart original of an assignment and assumption of the Seller's interest, as lessor, in the Leases and Security Deposits in the form attached hereto as EXHIBIT B (the "ASSIGNMENT OF LEASES"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title and interest, as sublessor, in the Lease and Security Deposits;

                  (d) A counterpart original of an assignment and assumption of Seller's interest in the Licenses and Permits and the Intangible Property in the form attached hereto as EXHIBIT A (the "ASSIGNMENT"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title, and interest, if any, in the Licenses and Permits and the Intangible Property;

                  (e)      The Tenant Notice Letters, duly executed by Seller;

                  (f) Evidence reasonably satisfactory to Purchaser and Title Company that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;

                  (g) A certificate in the form attached hereto as EXHIBIT I ("CERTIFICATE AS TO FOREIGN STATUS") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, as well as any form or other document required under applicable laws to be executed by Seller in connection with any transfer tax applicable to the transaction contemplated by this Agreement;

                  (h) To the extent in Seller's possession (and, if not, copies of), the original Lease, and all original Licenses and Permits and Intangible Property in Seller's control bearing on the Property;

                  (i) A counterpart original of the Closing Statement, duly executed by Seller;

                  (j) copies of any operating files maintained by Seller or its property manager in connection with the leasing, maintenance, and/or management of the Property, including, without limitation, operating agreements, insurance policies, bills, invoices, receipts, real estate tax records (including, without limitation copies of the tax statements on the Real Property, Improvements and Personal Property for the immediately preceding two (2) years) and information and other general records relating to the income and expenses of the Property.

                  (k) The Tenant Estoppel Certificate.

                  (l) A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1(a) - 8.1(d), and 8.1(o) are true and correct in all respects as of the Closing Date. A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 (f) - 8.1(n) are true and correct in all respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder if any representation or warranty was true and correct as of the Effective Date but is not, as of the Closing Date and due to factors beyond Seller's control, true and correct in all respects; PROVIDED, HOWEVER, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.1(b). If such representations and warranties are not true and correct due to factors within Seller's control, Seller shall be deemed to be in default hereunder, entitling Purchaser to the remedies set forth in Section 13.1 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

                  (m) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

         SECTION 10.4  PRORATIONS.

                  (a) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the "PRORATION TIME"), the following (collectively, the "PRORATION ITEMS"):

                           (i) Rents, in accordance with Subsection 10.4(b)
below.

                           (ii) Cash Security Deposits and any prepaid rents,
together with interest required to be paid thereon.

                           (iii) Utility charges payable by Seller, including,
without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.

                           (iv) Real estate taxes due and payable for the
calendar year. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa.

                           (v) Such other items of income and expense as are
typically prorated at closing similar to the transaction contemplated by this Agreement.

                  Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser two (2) days prior to the Closing Date (the "CLOSING STATEMENT"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The proration shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers, but Seller will, if necessary, maintain such deposits until such time as Purchaser can post its own deposits (but in no event longer than thirty (30) days after Closing) so that such utility service will not be discontinued to the Property. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

                  (b) Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time. "RENTAL" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include Tenant's share of building operation and maintenance costs and expenses as provided for under the Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenant under the Lease or from other occupants or users of the Property. Rental is "DELINQUENT" when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time. Delinquent Rental will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by Tenant. All sums collected by Purchaser from and after Closing from Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to current amounts owed by such Tenant to Purchaser and then to delinquencies owed by such Tenant to Seller. Any sums due Seller will be promptly remitted to Seller.

                  (c) At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under the Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "OPERATING EXPENSES") billed to Tenant for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis on which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Operating Expenses for such calendar year. Upon the reconciliation by Purchaser of the Operating Expenses billed to Tenant, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenant, as the case may be, on a PRO-RATA basis based upon each party's period of ownership during such calendar year.

                  (d) With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from Tenant specifically for such special services (as opposed to regular scheduled rental payments) to be paid to Seller on account thereof, so long as Seller identifies same prior to Closing.

                  (e) Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for any leasing commissions, tenant improvement costs or other expenditures due with respect to any amendments, renewals and/or expansions of the Lease first arising, accruing and payable following the Closing Date.

                  (f) Purchaser shall receive a credit for any taxes paid from Tenant for any real estate taxes paid in advance by Tenant to Seller pursuant to the operation of Section 10.1(b) of the Lease or otherwise.

         SECTION 10.5 COSTS OF TITLE COMPANY AND CLOSING COSTS. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

                  (a) Seller shall pay Seller's attorney's fees and one-half (1/2) of escrow fees if any, will pay the base premium for the Title Policy, and the cost of the Updated Survey. In addition, Seller shall pay the commission to the Broker as set forth in Section 16.1 below.

                  (b) Purchaser shall pay (i) the costs of recording (including documentary fees) the Deed to the Property and all other documents; (ii) the cost of any additional coverage under the Title Policy or endorsements to the Title Policy that are desired by Purchaser; (iii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (iv) Purchaser's attorney's fees; and (v) one-half (1/2) of escrow fees, if any.

                  (c) Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

         SECTION 10.6 POST-CLOSING DELIVERY OF TENANT NOTICE LETTERS. Immediately following Closing, Purchaser will deliver to Tenant a Tenant Notice Letter, as described in Section 10.2(e).

         SECTION 10.7 LIKE-KIND EXCHANGE. In the event that Seller shall elect to effectuate the Closing as a "like-kind" exchange under Section 1031 of the Code, Purchaser agrees to cooperate and assist Seller in all reasonable respects (at no cost to Purchaser other than incidental attorneys' fees and with no adjustment to the Evaluation Period or the Closing Date hereunder) in order that the exchange so qualifies as a "like-kind" exchange under Section 1031 of the Code and the Treasury Regulations promulgated, or to be promulgated, thereunder.

                                   ARTICLE XI
                            CONDEMNATION AND CASUALTY

         SECTION 11.1 CASUALTY. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller's notice. If this Agreement is terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement or less than a Significant Portion of the Real Property and Improvements is destroyed or damaged as aforesaid, Seller will not be obligated to repair such damage or destruction but
(a) Seller will assign and turn over to Purchaser the insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive credit for any insurance deductible amount. In the event Seller elects to perform any repairs as a result of a casualty which can be completed prior to Closing, Seller will be entitled to deduct its reasonable costs and expenses from any amount to which Purchaser is entitled under this
Section 11.1, which right shall survive the Closing. Seller will have no right to elect to perform any repairs after the Closing.

         SECTION 11.2  CONDEMNATION OF PROPERTY.

                  (a) In the event of (i) any condemnation or sale in lieu of condemnation of all of the Property; or (ii) any condemnation or sale in lieu of condemnation of greater than $500,000.00, Purchaser will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, of terminating Purchaser's obligations under this Agreement, or electing to have this Agreement remain in full force and effect. In the event that either (i) any condemnation or sale in lieu of condemnation of the Property is for less than $500,000.00, or (ii) Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser's obligations under this Agreement under the provisions of this
Section 11.3, the Earnest Money Deposit and any interest thereon will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

                                   ARTICLE XII
                                 CONFIDENTIALITY

         SECTION 12.1 CONFIDENTIALITY. Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, and shareholders or as otherwise permitted hereunder, and except and only to the extent that such disclosure may be necessary or advisable for their respective performances hereunder. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons (other than Licensee Parties) without the prior written consent of Seller, unless such disclosure is required by law, rule or regulation. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII or this Agreement in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. In addition, prior to or as a part of the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld or delayed. The provisions of this Article XII will survive the Closing or any termination of this Agreement.

                                  ARTICLE XIII
                                    REMEDIES


         SECTION 13.1 DEFAULT BY SELLER. In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser's sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, together with all interest accrued thereon, and Purchaser shall be entitled to obtain appropriate actual damages; or (b) obtain specific performance of this Agreement against Seller and recover from Seller the costs incurred by Purchaser in so obtaining such specific performance. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the Closing Date. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in pursuing remedies of a breach by Seller of any of the Termination Surviving Obligations. Purchaser specifically waives its rights to seek any punitive, speculative, or consequential damages.

         SECTION 13.2 DEFAULT BY PURCHASER. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser's default and failure to complete the purchase of the Property, and will be Seller's sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller's remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

                                   ARTICLE XIV
                                     NOTICES
         SECTION 14.1 NOTICES.

                  (a) All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by overnight delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

         If to Purchaser:           Wells Capital, Inc.
                                    6200 The Corners Parkway, Suite 250
                                    Atlanta, Georgia  30092
                                    Attn:  Mr. L. Clay Adams, Jr.
                                    (800) 448-1010 (tele.)
                                    (770) 243-8199(fax)


         with a copy to:            Alston & Bird LLP
                                    One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309-3424
                                    Attn:  William L. O'Callaghan, Esq.
                                    (404) 881-7000 (tele.)
                                    ((404) 881-7777(fax)


         If Seller:                 c/o Mack-Cali Realty Corporation
                                    11 Commerce Drive
                                    Cranford, New Jersey  07016
                                    with separate notices to the attention of:
                                    Mr. Mitchell E. Hersh
                                    (908)   272-8000  (tele.)
                                    (908) 272-6755 (fax)
                                    and
                                    Roger W. Thomas, Esq.
                                    (908) 272-2612 (tele.)
                                    (908) 497-0485 (fax)


         With a copy to:            Edward Barad, Esq.
                                    Brownstein Hyatt & Farber, PC
                                    410 17th Street, 22nd Floor
                                    Denver, Colorado 80202
                                    (303)223-1100 (tele.)
                                    (303)223-1111 (fax)

         If to Escrow Agent:        Commonwealth Land Title Insurance Company
                                    655 Third Avenue
                                    New York, New York  10017
                                    Attn:  Asher Fried
                                    (212) 949-0100 (tele.)
                                    (212) 983-8430 (fax)

                  (b) Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 5:00 p.m.
(EST) on a Business Day (if sent later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder

                                   ARTICLE XV
                          ASSIGNMENT AND BINDING EFFECT

         SECTION 15.1 ASSIGNMENT: BINDING EFFECT. Except as set forth below, Purchaser will not have the right to assign this Agreement. Notwithstanding the foregoing to the contrary, Purchaser may assign all of its rights under this Agreement to an entity which directly or indirectly controls, is controlled by, or is under common control with, Purchaser, including, without limitation, a single purpose entity created by Purchaser for the purpose of holding title to the Property. In the event of any such assignments, whether accomplished as a matter of right or upon the consent of the other party, the original parties to this Agreement shall not be released. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.


                                   ARTICLE XVI
                                    BROKERAGE

         SECTION 16.1 BROKERS. Seller agrees to pay to Capital Development, LLC (the "BROKER") a brokerage commission pursuant to a separate agreement by and between Seller and Broker. Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction other than Broker, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Article XVI will survive any Closing or termination of this Agreement.

                                  ARTICLE XVII
                                  ESCROW AGENT

         SECTION 17.1. ESCROW.

                  (a) Escrow Agent will hold the Earnest Money Deposit in escrow in an interest bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder. In the event Purchaser has not terminated this Agreement by the end of

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the Evaluation Period, the Earnest Money Deposit shall be non-refundable to
Purchaser, except as otherwise set forth herein, and shall be credited against the Purchase Price at the Closing. All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit. In the event this Agreement is terminated prior to the expiration of the Evaluation Period, the Earnest Money Deposit and all interest accrued thereon will be returned by the Escrow Agent to the Purchaser. In the event the Closing occurs, the Earnest Money Deposit and all interest accrued thereon will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit, including the interest. In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute the release of the Earnest Money Deposit. If no dispute is so delivered, Escrow Agent shall disburse the Earnest Money Deposit as directed. Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, is 58-2368838. Seller represents that its tax identification number, for purposes of reporting the interest earnings, is 22-3623386.

                  (b) Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the "ESCROWED FUNDS"), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

                  (c) Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.


                                  ARTICLE XVIII
                                  MISCELLANEOUS

         SECTION 18.1 WAIVERS. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

         SECTION 18.2 RECOVERY OF CERTAIN FEES. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys' fees and costs resulting therefrom. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photoscopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

         SECTION 18.3 CONSTRUCTION. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

         SECTION 18.4 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

         SECTION 18.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 18.6 ENTIRE AGREEMENT. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

         SECTION 18.7 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN

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WHICH THE PROPERTY IS LOCATED. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO
THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

         SECTION 18.8 NO RECORDING. The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

         SECTION 18.9 FURTHER ACTIONS. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

         SECTION 18.10 EXHIBITS. The following sets forth a list of Exhibits to the Agreement:

                  Exhibit A -       Assignment
                  Exhibit B -       Assignment of Leases
                  Exhibit C -       Bill of Sale
                  Exhibit D -       Legal Description of Real Property
                  Exhibit E -       Intentionally Deleted
                  Exhibit F -       Intentionally Deleted
                  Exhibit G -       Exceptions to Seller's Title
                  Exhibit H -       Suits and Proceedings
                  Exhibit I -       Certificate as to Foreign Status
                  Exhibit J -       List of Personal Property
                  Exhibit K -       Intentionally Deleted
                  Exhibit L -       Form of Tenant Estoppel Certificate

         SECTION 18.11 NO PARTNERSHIP. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

         SECTION 18.12 LIMITATIONS ON BENEFITS. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.


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

         SECTION 18.13 REMEDIES CUMULATIVE. Except as provided in Section 13 above, all rights, powers and privileges conferred hereunder upon the parties in any specific Section shall be cumulative but not restrictive of those given in other Sections of this Agreement and by law.

         SECTION 18.14 TIME OF ESSENCE. Time is of the essence in complying with the terms, conditions and agreements of this Agreement.

         SECTION 18.15 FURTHER ASSURANCES. At and after Closing, the parties shall deliver to each other any additional materials and documents which are necessary or appropriate to further assure, complete and document the consummation of the purchase and sale contemplated herein on the terms described herein. From and after Closing, each party shall afford to the other reasonable access to any information in its possession concerning the operations of the Property (including the right to copy the same at the expense of the party desiring the copy) for purposes of ascertaining post-Closing adjustments, tax examinations or audits, or other similar purposes.

         SECTION 18.16 COOPERATION. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statement for one to three years with regard to the Property. At no cost or liability to Seller, Seller shall cooperate with Purchaser, its counsel, accountants, agents and representatives, provide them with access to Seller's books and record with respect to the ownership, management, maintenance and operation of the Property for the applicable period, and permit them to copy same. Purchaser agrees to deliver to Seller a commercially reasonable confidentiality agreement in connection with the foregoing.

         IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

Date Executed:                   PURCHASER:

May 13, 2002                     WELLS CAPITAL, INC.,
                                       a Georgia corporation



                                       By:      /s/ Douglas P. Williams
                                          --------------------------------------
                                       Name:        Douglas P. Williams
                                            ------------------------------------
                                       Title:   Senior Vice President
                                             -----------------------------------


                                       SELLER:

May 14, 2002                           MACK-CALI REALTY, L.P., a Delaware
                                       limited partnership

                                       By:      MACK-CALI REALTY
                                                CORPORATION, a Delaware
                                                corporation, general partner

                                                By:     /s/ Roger W. Thomas
                                                   -----------------------------
                                                Title:  Executive Vice President
                                                     ---------------------------

                                       AS TO ARTICLE XVII ONLY:
                                       ESCROW AGENT:


May 14, 2002                           Commonwealth Land Title Insurance Company



                                       By: /s/ Asher Fried
                                          --------------------------------------
                                       Name: Asher Fried
                                            ------------------------------------
                                       Title:  Vice President
                                             -----------------------------------


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